Exhibit 10.24(d)

AMENDED AND RESTATED TERM NOTE

U.S. $684,960.05	June 13, 2011

FOR VALUE RECEIVED, on the Term Loan Termination Date (as defined in the Loan Agreement referred to hereinafter), the undersigned, Duluth Holdings Inc., a Wisconsin corporation (“Holdings”), and Duluth Trading Company, LLC, a Wisconsin limited liability company (“Trading,” and collectively with Holdings, the “Borrowers”), jointly and severally, promise to pay to the order of Harris N.A. (the “Lender”) the principal sum of Six Hundred Eighty-Four Thousand Nine Hundred Sixty and 05/100 Dollars ($684,960.05), together with interest pursuant the Loan Agreement.

The Borrowers promise to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full at the rates and at the times provided in the Loan Agreement.

This Note is the Term Note referred to in the Amended and Restated Loan Agreement between Borrowers and Lender dated as of the date hereof (the Loan Agreement, as amended, modified, supplemented or restated from time to time being the “Loan Agreement”).

Presentment and demand for payment, notice of dishonor, protest and notice of protest are hereby waived. In the event of default, the Borrowers agree to pay costs of collection and reasonable attorneys’ fees (whether or not suit is commenced), including, without limitation, attorneys’ fees and legal expenses incurred in connection with any appeal of a lower court’s judgment or order.

This Note is an amendment and restatement of the Promissory Note dated as of May 12, 2010 executed by Borrowers and Sugar River Advertising, LLC in favor of Lender in the original principal amount of $900,000, and is not a novation.

DULUTH HOLDINGS INC.

By:	/s/ Mark DeOrio
Name:	Mark DeOrio
Title:	Chief Financial Officer

DULUTH TRADING COMPANY, LLC
By: Duluth Holdings Inc., its sole member

By:	/s/ Mark DeOrio
Name:	Mark DeOrio
Title:	Chief Financial Officer